Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Direct Insite Corp. on Form SB-2 (File No. 333-128039) and Form S-8 (File No. 333-144015) of our report dated March 28, 2011, with respect to our audits of the consolidated financial statements of Direct Insite Corp. and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended, which report is included in this Annual Report on Form 10-K of Direct Insite Corp. for the year ended December 31, 2010.

Our report on the consolidated financial statements refers to a change in the method of accounting for warrants in accordance with FASB Accounting Standards Codification Sub Topic 815-40 “Contracts in Entity’s Own Stock,” effective January 1, 2009.

/s/ Marcum llp

Marcum llp
Fort Lauderdale, FL
March 28, 2011